TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS; RECONFIRMS FISCAL YEAR 2025 OUTLOOK

Brentwood, Tenn., July 24, 2025 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its second quarter ended June 28, 2025.

●	Net Sales Increased 4.5% to $4.44 Billion
●	Comparable Store Sales Increased 1.5%; Comparable Average Transaction Growth of 1.0%
●	Diluted Earnings per Share (“EPS”) of $0.81

“We are pleased with our second quarter performance, reflecting the continued strength of our core categories and strong execution despite a delayed spring,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply. “Our team delivered solid results by capturing market share and curating a product assortment that underscores our leadership in rural retail. I want to thank our 52,000 Team Members whose passion for Life Out Here and commitment to our customers make all the difference every day.”

“As we enter the back half of 2025, we remain confident in our outlook, are encouraged by the momentum carrying into the quarter and continue to believe in the durability of our model. Despite external pressures, including economic uncertainty and shifting tariffs, our year-to-date performance and visibility into the remainder of the year provide a solid foundation to reaffirm our 2025 financial outlook. With a largely U.S.-sourced assortment, strong vendor partnerships and a flexible, scalable supply chain, we are well-positioned to navigate near-term dynamics and deliver long-term value for our shareholders.”

Second Quarter 2025 Results
Net sales for the second quarter of 2025 increased 4.5% to $4.44 billion from $4.25 billion in the second quarter of 2024. The increase in net sales was driven primarily by new store openings and the growth in comparable store sales. Comparable store sales increased 1.5%, as compared to a decrease of 0.5% in the prior year’s second quarter, reflecting a comparable average transaction count increase of 1.0% and comparable average ticket growth of 0.5%. Comparable store sales growth was driven by continued momentum in year-round categories, especially consumable, usable and edible (C.U.E.) products, along with solid demand for spring seasonal items. Performance was also positive in apparel, gift and décor, as well as big ticket items. These gains were partially offset by softness in select discretionary categories.

Gross profit increased 5.4% to $1.64 billion from $1.56 billion in the prior year’s second quarter. Gross margin rate was 36.9% compared to 36.6% in the prior year’s second quarter primarily attributable to disciplined product cost management and the continued execution of an everyday low price strategy.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 6.8% to $1.06 billion from $994.2 million in the prior year’s second quarter. As a percentage of net sales, SG&A expenses increased to 23.9% from 23.4% in the second quarter of 2024. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments and modest deleverage of fixed costs given the level of comparable store sales. These factors were partially offset by an ongoing focus on productivity and cost control, and to a lesser extent, a modest benefit from the Company’s ongoing sale-leaseback strategy.

Operating income increased 2.9% to $577.8 million from $561.5 million in the second quarter of 2024.

The effective income tax rate was 23.2% compared to 22.7% in the second quarter of 2024.

Net income increased 1.1% to $430.0 million from $425.2 million. Diluted EPS increased 2.8% to $0.81 compared to $0.79 in the second quarter of 2024.

The Company repurchased approximately 1.4 million shares of its common stock for $73.9 million and paid quarterly cash dividends totaling $122.0 million, returning a total of $195.9 million of capital to shareholders in the second quarter of 2025.

The Company opened 24 new Tractor Supply stores and two new Petsense by Tractor Supply stores and closed one Petsense by Tractor Supply store in the second quarter of 2025.

Fiscal Year 2025 Financial Outlook
Based on year-to-date performance and its outlook, Tractor Supply reiterates the following financial guidance for fiscal year 2025, initially provided on April 24, 2025:

Outlook
Net Sales	+4% to +8%
Comparable Store Sales	+0% to +4%
Operating Margin Rate	9.5% to 9.9%
Net Income	$1.07 billion to $1.17 billion
Earnings per Diluted Share	$2.00 to $2.18

For the full year, the Company now expects its share repurchases will be in the range of $325 to $375 million, below the outlook most recently provided on January 30, 2025. This reflects a more measured pace of repurchases as the Company remains committed to a disciplined capital allocation approach.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 24, 2025 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of June 28, 2025, the Company operated 2,335 Tractor Supply stores in 49 states and 207 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

###

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, financial guidance for fiscal 2025, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Six Months Ended
	June 28, 2025		June 29, 2024		June 28, 2025		June 29, 2024
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$4,439,729	100.00%	$4,246,622	100.00%	$7,906,682	100.00%	$7,641,456	100.00%
Cost of merchandise sold	2,799,755	63.06	2,690,996	63.37	5,011,285	63.38	4,864,976	63.67
Gross profit	1,639,974	36.94	1,555,626	36.63	2,895,397	36.62	2,776,480	36.33
Selling, general and administrative expenses	940,063	21.17	884,903	20.84	1,826,269	23.10	1,738,338	22.75
Depreciation and amortization	122,099	2.75	109,265	2.57	242,179	3.06	213,558	2.79
Operating income	577,812	13.01	561,458	13.22	826,949	10.46	824,584	10.79
Interest expense, net	17,983	0.41	11,612	0.27	37,624	0.48	23,514	0.31
Income before income taxes	559,829	12.61	549,846	12.95	789,325	9.98	801,070	10.48
Income tax expense	129,786	2.92	124,650	2.94	179,913	2.28	177,707	2.33
Net income	$430,043	9.69%	$425,196	10.01%	$609,412	7.71%	$623,363	8.16%

Net income per share:
Basic (a)	$0.81		$0.79		$1.15		$1.16
Diluted (a)	$0.81		$0.79		$1.14		$1.15

Weighted average shares outstanding:
Basic (a)	530,331		538,649		531,030		539,189
Diluted (a)	532,205		541,175		533,152		541,907

Dividends declared per common share outstanding (a)	$0.23		$0.22		$0.46		$0.44

(a) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income	$430,043	$425,196	$609,412	$623,363
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	(1,382)	(1,217)	(2,113)
Total other comprehensive loss	—	(1,382)	(1,217)	(2,113)
Total comprehensive income	$430,043	$423,814	$608,195	$621,250

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 28, 2025	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$225,810	$394,748
Inventories	3,090,306	3,000,033
Prepaid expenses and other current assets	227,649	244,844
Total current assets	3,543,765	3,639,625
Property and equipment, net	2,884,660	2,566,723
Operating lease right-of-use assets	3,655,729	3,225,156
Goodwill and other intangible assets	399,622	269,520
Other assets	75,019	83,500
Total assets	$10,558,795	$9,784,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,519,094	$1,436,520
Accrued employee compensation	72,305	69,920
Other accrued expenses	614,221	557,721
Current portion of finance lease liabilities	3,437	3,405
Current portion of operating lease liabilities	410,249	382,111
Income taxes payable	143,346	94,858
Total current liabilities	2,762,652	2,544,535
Long-term debt	1,673,472	1,730,467
Finance lease liabilities, less current portion	26,318	29,661
Operating lease liabilities, less current portion	3,443,879	2,980,876
Deferred income taxes	19,841	54,418
Other long-term liabilities	142,324	139,235
Total liabilities	8,068,486	7,479,192

Stockholders’ equity:
Common stock (a)	7,124	7,113
Additional paid-in capital (a)	1,399,333	1,343,508
Treasury stock	(6,191,887)	(5,717,944)
Accumulated other comprehensive income	—	4,680
Retained earnings	7,275,739	6,667,975
Total stockholders’ equity	2,490,309	2,305,332
Total liabilities and stockholders’ equity	$10,558,795	$9,784,524

(a) Common stock and Additional paid-in capital balances have been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities:
Net income	$609,412	$623,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	242,179	213,558
(Gain)/loss on disposition of property and equipment	(33,421)	(4,210)
Share-based compensation expense	25,976	25,124
Deferred income taxes	(24,054)	(10,712)
Change in assets and liabilities:
Inventories	(231,907)	(354,179)
Prepaid expenses and other current assets	(26,400)	(33,345)
Accounts payable	271,691	256,717
Accrued employee compensation	(28,848)	(21,558)
Other accrued expenses	(15,892)	19,996
Income taxes	160,308	97,319
Other	53,531	5,270
Net cash provided by operating activities	1,002,575	817,343
Cash flows from investing activities:
Capital expenditures	(351,644)	(349,818)
Proceeds from sale of property and equipment	42,906	18,487
Acquisition of Allivet, net of cash acquired	(139,936)	—
Net cash used in investing activities	(448,674)	(331,331)
Cash flows from financing activities:
Borrowings under debt facilities	1,315,000	335,000
Repayments under debt facilities	(1,475,000)	(335,000)
Principal payments under finance lease liabilities	(2,056)	(864)
Repurchase of shares to satisfy tax obligations	(14,482)	(22,717)
Repurchase of common stock	(169,979)	(255,756)
Net proceeds from issuance of common stock	11,315	28,349
Cash dividends paid to stockholders	(244,380)	(237,347)
Net cash used in financing activities	(579,582)	(488,335)
Net decrease in cash and cash equivalents	(25,681)	(2,323)
Cash and cash equivalents at beginning of period	251,491	397,071
Cash and cash equivalents at end of period	$225,810	$394,748

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$38,901	$30,203
Income taxes	$42,818	$89,875

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$130,807	$61,418
Increase in operating lease liabilities resulting from new or modified right-of-use assets	$439,149	$272,524
Decrease in finance lease liabilities resulting from new or modified right-of-use assets	$(105)	$—

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Sales Information:
Comparable store sales increase/(decrease)	1.5%	(0.5)%	0.5%	0.2%
New store sales (% of total sales)	2.9%	2.0%	2.8%	2.0%
Average transaction value	$63.68	$63.46	$60.51	$61.24
Comparable store average transaction value increase/ (decrease) (a)	0.5%	0.1%	(1.0)%	(0.1)%
Comparable store average transaction count increase/(decrease)	1.0%	(0.6)%	1.5%	0.3%
Total selling square footage (000’s)	39,755	38,383	39,755	38,383
Exclusive brands (% of total sales)	27.6%	26.7%	29.4%	28.1%
Imports (% of total sales)	10.9%	10.9%	11.1%	11.0%

Store Count Information:
Tractor Supply
Beginning of period	2,311	2,233	2,296	2,216
New stores opened	24	21	39	38
Stores closed	—	—	—	—
End of period	2,335	2,254	2,335	2,254
Petsense by Tractor Supply
Beginning of period	206	202	206	198
New stores opened	2	3	4	7
Stores closed	(1)	—	(3)	—
End of period	207	205	207	205
Consolidated end of period	2,542	2,459	2,542	2,459

Pre-opening costs (000’s)	$4,764	$2,251	$7,276	$4,613

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,155.0	$1,138.0	$1,155.0	$1,138.0
Inventory turns (annualized)	3.60	3.64	3.33	3.41
Share repurchase program:
Cost (000’s) (c)	$72,822	$140,546	$166,649	$259,089
Average purchase price per share (d)	$51.10	$54.50	$52.89	$50.96

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
(d) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Capital Expenditures (millions):
New stores, relocated stores and stores not yet opened	$85.3	$58.0	144.8	119.7
Existing stores	58.4	76.4	101.4	134.2
Information technology	42.8	35.7	68.8	60.1
Distribution center capacity and improvements	23.6	19.1	31.6	32.2
Corporate and other	0.2	3.4	5.0	3.6
Total	$210.3	$192.6	$351.6	$349.8